Exhibit 10.28.1

                                    AGREEMENT

     Agreement between Ben & Jerry's Homemade, Inc. (the "Company") and Robert Holland, Jr. (the "Executive") dated October 21, 1996.

     WHEREAS, the parties wish to record certain understandings with respect to the Executive's termination of employment from the Company in the mutual best interests of the Company and the Executive, and to amend the Employment
Agreement between the parties dated January 30, 1995 and the Option made effective January 30, 1995.

     NOW THEREFORE, in consideration of those premises and the mutual promises set forth below the parties each agree as follows:

     1. Notwithstanding the provisions of the Employment Agreement dated January 30, 1995 and the Option effective January 30, 1995, the following severance shall be paid by the Company upon the Executive's mutually acceptable termination of employment by resignation effective October 31, 1996:

          (a) Continued monthly salary, at the annual rate in effect on the date hereof, through January 30, 1998;

          (b) Bonus for 1996, payable by January 2, 1997 in an amount equal to $100,000;

          (c) Options for an aggregate of 80,000 shares, which were granted in January, 1995, will be vested and exercisable up through April 30, 1997; and all other options terminate on October 31, 1996, other than the option for 25,000 shares granted in January, 1995 which vest in the fifth year under the Employment Agreement and which will either (i) terminate on October 31, 1996 or (ii) receive accelerated vesting (and hence be exercisable up through April 30, 1997), as to be determined by the Board of Directors at its meeting on October 24, 1996. The two year holding period requirement in Section 4 of the Option on the stock that the Executive may purchase upon any exercise of the options is hereby deleted.

          (d)  Participation   in  the  Company's   life  insurance  and  health
               insurance plans shall continue on the current basis for the shorter of one year, from October 31, 1996, or the commencement of new employment for the Executive which provides the Executive with eligibility to participate in comparable plans.

          In the event of the Executive's death prior to the making of all of the above payments to the Executive, the above payments shall be made to his estate (or as he may have otherwise directed the Company in writing); and any options that are exercisable after October 31, 1996 may be exercised by his estate as provided in the Company's Option Plan.

     2. The Executive hereby delivers his resignation effective October 31, 1996 as an officer of the Company. The Executive shall, in accordance with his wishes and at the request of the Company, remain a director of the Company until the 1997 Annual Meeting, to assist in the transition to a new CEO. In addition, at his wish and in accordance with the request of the Company, and in consideration of the foregoing, the Executive shall be available through January 30, 1998, for reasonable consultation and services to be performed on behalf of the Company with respect to marketing/franchising/supplier relationships of the Company with minority individuals and also with respect to such other matters as may be mutually agreed between the Company and the Executive. Such consultation and services shall be performed at such times, given the Executive's schedule, as may be mutually convenient and agreed, but not more than 4 days per month. The Executive's reasonable travel and other business expenses as a director and in performing such services shall be reimbursed by the Company in accordance with the Company's regular procedures for expense reimbursement.

          The Company will consider an additional bonus to be paid to the Executive (or to his estate in the event of his death) in an amount to be determined to the Executive, depending on the success of the Executive's efforts in the marketing/franchising/supplier area.

     3. The Executive shall be entitled to keep without charge the computer presently furnished to him by the Company. The Company shall assume the Executive's Vermont apartment lease obligation at $1,800 plus utilities per month, not exceeding eight (8) months from the date hereof.

     4. All other provisions in the Employment Agreement and the Option, including covenant not to compete, shall remain applicable.

     5. The parties shall exchange mutual releases for all claims, other than the ongoing obligations after the date hereof, under the Employment Agreement and the Option, all as amended by this Agreement.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement on the day set forth above.


                                                 BEN & JERRY'S HOMEMADE, INC.



/s/Robert Holland, Jr.                               By:/s/Frances Rathke
   Robert Holland, Jr.                                     Frances Rathke